UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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ART TECHNOLOGY GROUP, INC.

(Name of Registrant as Specified In Its Charter)

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ATG ANNOUNCES ADJOURNMENT
OF SPECIAL STOCKHOLDER MEETING
Special Meeting to be Reconvened On Tuesday, January 4, 2011
ATG Stockholders Urged To Vote FOR the Proposed Acquisition ATG by Oracle Corporation
CAMBRIDGE, Mass. — December 21, 2010 —ATG (Art Technology Group, Inc., NASDAQ: ARTG) announced that a special meeting of stockholders, convened today for the purpose of obtaining the approval of ATG stockholders of its agreement to be acquired by Oracle Corporation for $6.00 per share in cash, was adjourned without a vote on the merger proposal. The special meeting has been adjourned until Tuesday, January 4, 2011 at 10:00 a.m. in response to an order of the Delaware Court of Chancery requiring ATG to make available to its stockholders prior to the vote additional information regarding fees received by ATG’s financial advisor, Morgan Stanley & Co., Incorporated (“Morgan Stanley”) for services performed for Oracle Corporation from 2007 to the present.
At the time of the adjournment, a preliminary count indicated that the holders of approximately 71% of ATG’s outstanding shares represented at the special meeting in person or by proxy intended to vote in favor of the merger. The results of voting at the special meeting, once reconvened on January 4, 2011, could differ materially from this preliminary count.
Assuming the merger agreement is approved by ATG stockholders at the special meeting, as adjourned, and that other customary closing conditions are met, the transaction is expected to close on or about January 5, 2011.
Additional Soliciting Materials. As stated in the definitive proxy statement dated November 29, 2010 that was previously mailed to ATG stockholders (the “Proxy Statement”), Morgan Stanley provided financial advisory services to ATG and also provided a fairness opinion to the Board of Directors of ATG in connection with the proposed merger. ATG will file with the Securities and Exchange Commission additional soliciting materials (the “Additional Soliciting Materials”) that supplement the Proxy Statement by providing additional disclosure concerning investment banking and other services provided by Morgan Stanley to Oracle from 2007 to the present and the amount of the fees received by Morgan Stanley from Oracle for such services. ATG stockholders are urged to carefully read the Additional Soliciting Materials when available.
As will be described in the Additional Soliciting Materials, any stockholder who has previously delivered a proxy may revoke it at any time before the polls close at the special meeting on January 4, 2011. Stockholders who do not wish to rescind their votes, including stockholders who have already voted in favor of the merger proposal or the adjournment proposal and do not wish to change that vote, do not need to take any further action. All shares of Art Technology Group common stock represented by properly executed proxies that are received in time for the special meeting, as adjourned, and that are not revoked, will be voted at the special meeting in the manner specified by the holder.
ATG stockholders of record as of November 23, 2010, the record date for the special meeting, who have not yet voted and still wish to do so may vote in the manner set forth in the Proxy Statement.
Stockholders who have questions about the merger or how to submit proxies, or who need additional copies of the Proxy Statement or the enclosed proxy card or about the Additional Soliciting Materials may contact ATG’s proxy solicitor, Phoenix Advisory Partners, at (800) 576-4314.
ATG’s board of directors, which previously recommended that ATG stockholders adopt the merger agreement, reaffirms that recommendation and encourages stockholders to vote “FOR” the adoption of the merger agreement at the special meeting, as adjourned.
About ATG
ATG (Nasdaq: ARTG) provides the most advanced cross-channel commerce software and services to fuel the growth of the world’s best brands. Offering the industry’s leading commerce solution, ATG works in partnership with clients to drive sales via a personalized customer experience — unifying and optimizing interactions across the Web, contact center, mobile devices, social media, physical stores, and other key channels. Exclusively focused on online and cross-channel commerce, ATG is uniquely capable of powering the most innovative and successful commerce experiences, with results that outperform industry norms. ATG Commerce is the commerce platform and business user application solution top-rated by industry analysts for powering results-driven, personalized, and innovative e-commerce sites. ATG’s platform-neutral optimization solutions for live help, lead performance, and product recommendations can be easily added to any website to quickly and measurably grow revenue, boost loyalty, and unlock profits and insight. ATG is headquartered in Cambridge, Massachusetts, with additional locations throughout North America and Europe. For more information, please visit http://www.atg.com.
© 2010 Art Technology Group, Inc. ATG and Art Technology Group are registered trademarks of Art Technology Group, Inc. All other product names, service marks, and trademarks mentioned herein are trademarks of their respective owners.